Exhibit 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Atlas Corp.

We consent to the use of our reports dated March 19, 2021, with respect to the consolidated balance sheets of Atlas Corp. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, puttable preferred shares and shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the annual report on Form 20-F dated March 19, 2021 of Atlas Corp., incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus forming part of the Registration Statement on Form F-3 filed by Atlas Corp.

Our report dated March 19, 2021 in connection with the consolidated financial statements refers to the adoption of Accounting Standards Update (“ASU”) 2017-04, “Simplifying the Test for Goodwill Impairment”, effective from January 1, 2020, and to the adoption of ASU 2016-02, “Leases”, effective from January 1, 2019.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

July 16, 2021

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG

Canada provides services to KPMG LLP.